Exhibit 2.1

STOCK PURCHASE AGREEMENT

AMONG

ASURE SOFTWARE, INC.,

MANGROVE EMPLOYER SERVICES, INC.,

 THE SELLERS IDENTIFIED HEREIN,

AND

RICHARD S. CANGEMI, AS STOCKHOLDER REPRESENTATIVE

DATED AS OF

MARCH 18, 2016

i

ii

Exhibits

Exhibit A	Sellers
Exhibit B	Form of Promissory Note

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), dated as of March 18, 2016, is entered into among Asure Software, Inc., a Delaware corporation (“Buyer”), Mangrove Employer Services, Inc., a Florida corporation (the “Company”), the Persons listed on Exhibit A (each, a “Seller” and collectively, the “Sellers”), and Richard S. Cangemi, a Florida resident, solely in his capacity as Stockholder Representative (the “Stockholder Representative”).

RECITALS

WHEREAS, Sellers own 100% of the issued and outstanding shares of Company Common Stock of the Company (the “Shares”),  as set out opposite their respective names on Exhibit A;

WHEREAS, Sellers wish to sell to Buyer, and Buyer wishes to purchase from Sellers, the Shares, subject to the terms and conditions set forth herein, all the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Documents” means the Asset Purchase Agreement, the Mangrove Lease, the Mangrove v7 Software Spin Out Agreement, the Software Development Agreement and the Transition Services Agreement.

“Asset Purchase Agreement” means that agreement of this date between COBRASource and Buyer pursuant to which Buyer will purchase certain assets from COBRASource in connection with, but immediately prior to and as a condition of Closing hereunder.

“Asset Purchase Consideration” means the dollar amount payable under the Asset Purchase Agreement for the assets of COBRASource being purchased thereunder.

“Balance Sheet” has the meaning set forth in Section 3.06.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Basket” has the meaning set forth in Section 9.04(a).

“Benefit Plan” has the meaning set forth in Section 3.18(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer Indemnitees” has the meaning set forth in Section 9.02.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of Buyer and its Subsidiaries, taken as a whole, or (b) the ability of Buyer to consummate the transactions contemplated hereby; provided, however, that a “Buyer Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which Buyer and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

“Cap” has the meaning set forth in Section 9.04(a).

“Company Subsidiary” or “Company Subsidiaries” has the meaning set forth in Section 3.01.

“Charter Documents” means, with respect to any Person, as applicable, its certificate of incorporation, by-laws or other organizational documents.

“Closing” has the meaning set forth in Section 2.02.

“Closing Consideration” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.02.

“Closing Statement” has the meaning set forth in Section 2.04(b)(i).

“COBRASource” means Mangrove COBRAsource, Inc., a Florida corporation.

“COBRASource Software” means the software sold by COBRASource to Buyer pursuant to the Asset Purchase Agreement.

“COBRASource Spin Off” means the sale or other transfer of the entire capital stock of COBRASource from the Company to the Principal Shareholders, to be effected immediately after the closing under the Asset Purchase Agreement, but prior to the Closing hereunder.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Closing Working Capital Certificate” has the meaning set forth in Section 2.04(a).

“Company Common Stock” means the voting common stock of the Company.

“Company Disclosure Schedule” has the meaning in the preamble to Article III.

“Company Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a).

“Company Final Working Capital” means the actual amount of the Company’s Working Capital on a consolidated basis as of the Effective Time.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company or any Company Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company or any Company Subsidiary is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby; provided, however, that a “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company and its Subsidiaries operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement.

“Company Target Working Capital” means $0.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Client” means all of the Company’s and the Company Subsidiary’s end user licensees as of the Effective Time of any Mangrove Software, or immediately prior to closing under the Asset Purchase Agreement of any COBRASource Software.  For the sake of clarity, “Current Clients” as of the Effective Time include all Persons listed as Current Clients on Section 6.04(a) of the Company Disclosure Schedule.

“Current Service Bureau Client” means a client of a Service Bureau that, to the Special Knowledge of PeopleGuru acquired before, at or after the Effective Time, (i) was as of the Effective Time a sublicensee or user of any Mangrove Software or (ii) was immediately prior to closing under the Asset Purchase Agreement a sublicensee or user of any COBRASource Software.  All known “Current Service Bureau Clients” as of the Effective Time are listed as such on Section 6.04(a) of the Company Disclosure Schedule.

“D&O Indemnified Party” has the meaning set forth in Section 6.08(a).

“Deliverable Deficiency Notice” means, with respect to the work being performed under the Software Development Agreement by PeopleGuru, a written notice by Buyer to PeopleGuru specifying in detail an identified defect in a particular deliverable.  Such written notice shall include, to the extent applicable, screen shots, failed test criteria and a description of the steps required to reproduce the identified defect.  Buyer shall not be entitled to deliver a Deliverable Deficiency Notice as to a particular deliverable if it has not substantially complied with its obligations relating thereto pursuant to the Deliverable Work Standard.

“Deliverable Work Standard” means that with respect to the development of deliverables under the Software Development Agreement, Buyer and the Principal Shareholders (who shall cause PeopleGuru to so act) will use commercially reasonable efforts to cause:

(a) Buyer to provide written approval of specifications and working design documents for human capital management and time and attendance integration with Asure, as reasonably required by PeopleGuru;

(b) PeopleGuru to dedicate Ivan Shindev and Paul D. Zugay as full-time employees of PeopleGuru to work on the deliverables project until all three deliverables are delivered to Buyer in commercial use-ready format for quality assurance testing;

(c) Buyer to dedicate Don Hutchinson and another senior developer in a full-time capacity to work with the PeopleGuru team on the deliverable relating to integration of Buyer’s AsureForce software with the version 5 Mangrove Software until such deliverable is delivered to Buyer in commercial use-ready format for quality assurance testing;

(d) Buyer to dedicate two quality assurance analysts in a full-time capacity to work with the PeopleGuru team to complete the quality assurance testing when reasonably required; and

(e) Buyer and PeopleGuru to collaborate together in good faith to complete all three deliverables timely as required under the Statements of Work pursuant to the Software Development Agreement.

“Direct Claim” has the meaning set forth in Section 9.05(c).

“Disputed Amounts” has the meaning set forth in Section 2.04(b)(iv).

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means that moment of the Closing Date that the parties hereto declare that the Closing hereunder of the purchase of the Shares from the Sellers is complete.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning set forth in Section 3.06.

“FIRPTA Statement” has the meaning set forth in Section 7.10.

“First Installment” means the amount scheduled under the Promissory Note to be paid by the Buyer on the first anniversary of the Closing hereunder.

“Former Client” means, as of a particular date, a Person who more than 12 months prior thereto terminated its status as an end user licensee of the Company or any Company Subsidiary;  provided, however, that such Person’s status termination was not on account of solicitation prohibited under this Agreement by or on behalf of any of the Sellers, PeopleGuru or any of their or its Affiliates, Representatives, employees, contractors or agents.

“Former Potential Client” means, as of a particular date, a Potential Client that has not licensed any Mangrove Software or COBRASource Software from the Company or any of the Company Subsidiaries within one year after first becoming a Potential Client; provided, however, that such Person’s status termination was not on account of solicitation prohibited under this Agreement by or on behalf of any of the Sellers, PeopleGuru or any of their or its Affiliates, Representatives, employees, contractors or agents.

“Former Service Bureau Client” means, as of a particular date, a Current Service Bureau Client who more than 12 months prior thereto terminated its status as a Service Bureau Client; provided, however, that such Person’s status termination was not on account of solicitation prohibited under this Agreement by or on behalf of any of the Sellers, PeopleGuru or any of their or its Affiliates, Representatives, employees, contractors or agents.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Haas” means the law firm of Haas & Castillo, P.A.

“Heartland” means Heartland Payment Systems, Inc.

“Heartland Referral Agreement” means that Partner Referral Agreement dated December 17, 2015, between the Company and Heartland.

“Heartland Referral Potential Clients” means the specifically identified Potential Clients listed as such on Section 6.04(a) of the Company Disclosure Schedule.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 9.05.

“Indemnifying Party” has the meaning set forth in Section 9.05.

“Independent Accountant” has the meaning set forth in Section 2.04(b)(iv).

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means all intellectual property and intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation, including with respect to the Mangrove Software.

“Intellectual Property Registrations” has the meaning set forth in Section 3.12(b).

“Knowledge” means, when used with respect to the Company, the actual knowledge of Richard S. Cangemi, Paul D. Zugay and Robert W. Mills of the Company, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means, with respect to any Seller or the Company, any respective liability or obligation of such Seller or the Company, whether asserted or unasserted, whether known or unknown, whether absolute or contingent, whether accrued or unaccrued, whether matured or unmatured and whether or not required under GAAP to be accrued on the financial statements of such Seller or the Company.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Majority Holder” has the meaning set forth in Section 11.01(b).

“Mangrove Lease” means that lease agreement of this date, to be entered into in connection with and as a condition of Closing hereunder, between Mangrove Investments, LLC, a Florida limited liability company, and the Company relating to the Company’s use of the Company’s current Tampa, Florida physical facility after Closing.

“Mangrove Software” means the Company’s and the Company Subsidiaries’ human capital management, payroll and benefits administration software, software platform, applications, programs, source code, object code, logic, logic diagrams, flowcharts, algorithms, routines, sub-routines, utilities, tools, modules, file structures, coding sheets, coding, functional specifications, program specifications, designs, technical data, improvements, modifications, and versions thereof, and any documentation and other tangible embodiments of the foregoing, whether in eye readable or machine readable form, training manuals, user guides, end user instructional information, and all related technology information, including all human capital management, human resources, payroll, tax reporting, benefits, recruitment, talent management, employee and manager self-service, performance management, business intelligence, onboarding, social, TPA managed services, and Affordable Care Act (ACA) healthcare reform software of any kind whatsoever, used or utilizable as of the date hereof by the Company and/or the Company Subsidiaries for the conduct of their respective businesses in the ordinary course and all Intellectual Property therein or arising therefrom.  The term “Mangrove Software” includes, to the extent sublicensed or offered for use by or through a Service Bureau, the same as branded by a Service Bureau to its Service Bureau Clients under the Mangrove name or otherwise, and regardless of whether the Mangrove Software or related product, service or solution is sublicensed to or made available for use by a client on a freestanding, bundled or integrated arrangement basis.  However, the term “Mangrove Software” shall not include that software sold to PeopleGuru pursuant to the Mangrove v7 Software Spin Out Agreement.

“Mangrove v7 Software Spin Out Agreement” means the agreement of such name and of this date between the Company and PeopleGuru, to be entered into in connection with and as a condition of Closing hereunder.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.14(a).

“Material Suppliers” has the meaning set forth in Section 3.14(b).

“Minority Shareholders” means the Stockholders other than the Principal Shareholders.

“Multiemployer Plan” has the meaning set forth in Section 3.18(c).

“Nonvoting Company Common Stock” means the nonvoting common stock of the Company.

“PeopleGuru” means PeopleGuru, Inc., a Florida corporation.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(vi).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company for any Post-Closing Tax Period.

“Potential Client” means a Person (or such Person’s Affiliates) to whom the Company or any of the Company Subsidiaries has, within one year prior to the Effective Time, made a substantive presentation of any Mangrove Software or COBRASource Software.  For the sake of clarity, “Potential Clients” at the Effective Time include all Persons listed as Potential Clients on Section 6.04(a) of the Company Disclosure Schedule.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company for any Pre-Closing Tax Period.

“Principal Shareholders” means Richard S. Cangemi and Paul D. Zugay.

“Promissory Note” means that Secured Subordinated Promissory Note in the form attached as Exhibit B hereto in the face amount of $6,000,000.00 (as adjusted pursuant to Section 2.04 below) and representing the balance of the Purchase Price not payable as part of the Closing Consideration.

“Purchase Price” has the meaning set forth in Section 2.01(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.18(c).

“Real Property” means the real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Representative Losses” has the meaning set forth in Section 11.01(c).

“Resolution Period” has the meaning set forth in Section 2.04(b)(iii).

“Review Period” has the meaning set forth in Section 2.04(b)(ii).

“SEC” means the United States Securities and Exchange Commission.

“Second Installment” means the amount scheduled under the Promissory Note to be paid by the Buyer on the second anniversary of the Closing hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 9.03.

“Service Bureau” means an OEM or service bureau, or an Affiliate thereof, that as of the Effective Time is licensed any Mangrove Software, or immediately prior to the closing under the Asset Purchase Agreement is licensed any COBRASource Software, by the Company or any Company Subsidiary (i) to use for itself, (ii) to sublicense to any of its clients or (iii) to use for the benefit of any of its clients.

“Shares” means the 833,939 shares of Company Common Stock that are issued and outstanding.

“Software Development Agreement” means that Software Development Agreement of this date, the entry into of which is a condition of Closing hereunder, between PeopleGuru and the Buyer pursuant to which PeopleGuru will develop and build certain user interfaces and other software components for version 5 of the Mangrove Software being retained for use by Buyer after the Closing.

“Special Knowledge of PeopleGuru” means the actual knowledge, when and as acquired, and whether before or after Closing hereunder, of Richard S. Cangemi, Paul D. Zugay, Robert W. Mills and any other officer, director, employee or Representative from time to time of PeopleGuru, and any of their or its Affiliates, Representatives, employees, contractors or agents.

“Statement of Objections” has the meaning set forth in Section 2.04(b)(iii).

“Stockholder” means a holder of Company Common Stock.

“Stockholders’ Agreement” means that Stockholders’ Agreement dated June XXX, 2013 by and among the Company and the Stockholders.

“Stockholder Representative” has the meaning set forth in the preamble.

“Straddle Period” has the meaning set forth in Section 7.05.

“Subsidiary” means any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or others performing similar functions are owned, directly or indirectly, by another Person.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.06.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.05(a).

“Tracking Shares” means the tracking shares awarded under the Tracking Stock Plan.

“Tracking Stock Plan” means the Tracking Stock Plan of the Company.

“Transition Services Agreement” means an agreement (or series of related agreements) entered into as of Closing pursuant to which certain employees of the Company who intend to join PeopleGuru will provide certain post-Closing services to the Company as employees of the Company for a transition period, all as described in such agreement.

“Undisputed Amounts” has the meaning set forth in Section 2.04(b)(iv).

“Union” has the meaning set forth in Section 3.19(b).

“Working Capital” means, with respect to the Company and the Company Subsidiaries, their consolidated current assets less their consolidated current liabilities.

ARTICLE II
PURCHASE AND SALE

Section 2.01 Purchase and Sale

(a)           On the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer and deliver to Buyer, free and clear of any Encumbrances, and Buyer shall purchase from Sellers, all of the Shares, for an aggregate purchase price of $18,000,000.00 minus the Asset Purchase Consideration, payable as provided herein (the “Purchase Price”), subject to adjustment as provided in Section 2.04.

(b)           For purposes of this Agreement, “Closing Consideration” means an amount equal to: (i) the Purchase Price minus the sum of (ii) the face amount of the Promissory Note, subject to adjustment as provided in Section 2.04, and (iii) the amounts of Indebtedness and other payables of the Company as of the Closing payable pursuant to Section 2.05 below.  On the Closing Date, Buyer shall pay to the Stockholder Representative the Closing Consideration as set forth below in Section 2.03(b)(i).

Section 2.02 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions hereunder (the “Closing”) shall take place at 10:00 a.m., Central time, no later than two Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Messerli & Kramer P.A., 100 South Fifth Street, Suite 1400, Minneapolis, Minnesota 55402, or at such other time or on such other date or at such other place as the Company and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).  At the Closing, all documents and instruments shall be deemed to have been signed and delivered in Minnesota.

Section 2.03 Closing Deliverables.  The parties shall deliver the following to each other at or prior to the Closing, unless waived in writing or deemed waived as a result of a party participating in the Closing hereunder without receipt of a Closing item below.

(a) At or prior to the Closing, Sellers and the Company shall deliver or cause to be delivered to Buyer the following:

(i) stock certificates evidencing the shares of Company Common Stock, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) resignations of the directors and officers of the Company and each Company Subsidiary pursuant to Section 6.06;

(iii) a certificate, dated the Closing Date and signed by a duly authorized officer of Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the Company’s Board of Directors authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents (to the extent the Company is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(vi) a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company and each Company Subsidiary is organized;

(vii) at least one Business Day prior to the Closing, the Company Closing Working Capital Certificate;

(viii) payoff letters, in forms reasonably satisfactory to Buyer with respect to the payoff amounts as of the Closing Date for the Indebtedness identified on Section 2.03(a)(viii) of the Company Disclosure Schedule, and releases of any Liens granted in connection with such Indebtedness held by third parties, indicating that upon payment of a specified amount (subject to per diem increase, if applicable), such holder shall release its Liens and other security interests in, and agree to execute or authorize the execution of Uniform Commercial Code termination statements necessary to release of record its Liens and other security interest in, the assets, properties and securities of the Company and its Company Subsidiaries;

(ix) confirmation signed by each holder of Tracking Shares as to the dollar amount of the Closing Consideration payable to each such holder pursuant to the terms of the Tracking Shares and the Tracking Stock Plan, together with a release of all claims in form satisfactory to Buyer;

(x) the Ancillary Documents, duly executed by the parties other than the Buyer thereto, together with evidence of completion of the COBRASource Spin Off;

(xi) confirmation signed by each Stockholder as to the dollar amount of the Closing Consideration payable to each such Stockholder, together with a release of all claims (other than as to enforcement of rights under this Agreement and each Ancillary Document) by each Seller in form satisfactory to Buyer;

(xii) evidence satisfactory to Buyer of termination of the Stockholder Agreement;

(xiii) a written agreement with NOVAtime Technology, Inc. in form and substance satisfactory to Buyer relating to post-Closing transition arrangements;

(xiv) a written agreement with Travis Software Corp. in form and substance satisfactory to Buyer relating to post-Closing transition arrangements; and

(xv) such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver or cause to be delivered to the Stockholder Representative, for the benefit of the Sellers, the following:

(i) the Closing Consideration, payable as follows: (A) an amount in cash equal to the Closing Consideration by wire transfer of immediately available funds to an account designated in writing by the Stockholder Representative to Buyer no later than two (2) Business Days prior to the Closing Date; and (B) the Promissory Note.

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied;

(iii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents (to the extent the Buyer is party thereto) and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(v) the Ancillary Documents, duly executed by the Buyer; and

(vi) such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 2.04 Adjustment to Purchase Price.

(a) Closing Adjustment.  At least one Business Day before the Closing, the Company shall prepare and deliver to Buyer a statement executed by an authorized officer of the Company (the “Company Closing Working Capital Certificate”), setting forth its good faith estimate of the Company’s Working Capital on a consolidated basis as of the Closing Date (the “Company Estimated Closing Working Capital”), along with an itemized calculation of such Working Capital.  The amount by which the Company Target Working Capital exceeds the Company Estimated Closing Working Capital shall reduce the face amount of the Promissory Note by a reduction in the amount of the Second Installment.  The amount by which the Company Estimated Closing Working Capital exceeds the Company Target Working Capital shall increase the face amount of the Promissory Note by an increase in the amount of the Second Installment.

(b) Post-Closing Adjustment.

(i) Within forty-five (45) days after the Closing Date, Buyer shall deliver to the Stockholder Representative a statement, certified by an authorized officer of the Company, setting forth the Company Final Working Capital, along with a summary showing in reasonable detail each calculation (the “Closing Statement”).

(ii) After receipt of the Closing Statement, the Stockholder Representative shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Stockholder Representative and its accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, the Company and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as the Stockholder Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(iii) On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Statement by delivering to Buyer a written statement setting forth its objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Stockholder Representative. If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, the Buyer and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Stockholder Representative, shall be final and binding.

(iv) If the Stockholder Representative and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (the “Disputed Amounts”, with any amounts not so disputed being the “Undisputed Amounts”), shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants, as may be mutually acceptable to the Buyer and the Stockholder Representative (the “Independent Accountant”), who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(v) The fees and expenses of the Independent Accountant shall be paid by the Stockholder Representative (on behalf of the Principal Shareholders), on the one hand, and by the Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Stockholder Representative or the Buyer, respectively, bears to the aggregate amount actually contested by the Stockholder Representative and the Buyer.

(vi) The “Post Closing Adjustment” means an amount equal to the Company Final Working Capital minus the Company Estimated Closing Working Capital.

(c) Resolution of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number, the face amount of the Promissory Note shall be increased by such amount by an increase in the amount of the Second Installment.  If the Post-Closing Adjustment is a negative number, the face amount of the Promissory Note shall be decreased by such amount by a decrease in the amount of the Second Installment.

(d) Adjustments for Tax Purposes. Any adjustments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Payoff of Indebtedness and Other Payables.  At the Closing, Buyer shall pay, or cause to be paid, on behalf of the Company, the amounts of Indebtedness indicated in the payoff letters delivered pursuant to Section 2.03(a)(viii), the amounts payable to the holders of Tracking Shares pursuant to Section 2.03(a)(ix) and any other amounts specified by the Stockholder Representative in writing or otherwise determined by Buyer to be payable in connection with the Closing hereunder, in each case by wire transfer of immediately available funds to the Persons or bank accounts specified in such payoff letters or other written instructions.

Section 2.06 Ordering of Closing Transactions.  The parties hereto agree that although the following transactions contemplated by this Agreement may occur simultaneously, or in a different order, at the Closing, they are deemed to occur in the following order:

(a) First, the closing under the Asset Purchase Agreement;

(b) Second, the effecting of the COBRASource Spin Out;

(c) Third, the closing under the Mangrove v7 Software Spin Out Agreement;

(d) Fourth, the payoff of the Indebtedness, the amounts payable to the holders of Tracking Shares and the payoff of any other payables;  and

(e) Finally, the Closing on the sale of the Shares by the Sellers to the Buyer.

ARTICLE III
JOINT REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule delivered by the Sellers to the Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”)  (each section or subsection of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face), each Seller, jointly and severally, represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof and as of the Effective Time.

Section 3.01 Organization and Qualification of the Company.  The Company and each Subsidiary of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) is a corporation duly organized, validly existing and in good standing under the Laws of the state of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company and each Company Subsidiary is licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had, and is not reasonably likely to have, a Company Material Adverse Effect.

Section 3.02 Authority; Board And Stockholder Approval. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the Charter Documents of the Company or any of its Company Subsidiaries; (ii) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Company; (iii) (A) require the consent, notice or other action by any Person under, (B) conflict with, (C) result in a violation or breach of, (D) constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under or (E) result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel (1) any Contract to which the Company or any of its Company Subsidiaries is a party or by which the Company or any of its Company Subsidiaries is bound or to which any of their respective properties and assets are subject (including any Material Contract) or (2) any Permit affecting the properties, assets or business of the Company or any of its Company Subsidiaries; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or any of its Company Subsidiaries.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Company or any of its Company Subsidiaries in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 8,000,000 shares of Company Common Stock and 2,000,000 shares of Nonvoting Company Common Stock. As of the Effective Time, 833,939 shares of Company Common Stock are issued and outstanding and none of the shares of Nonvoting Company Common Stock are issued and outstanding.

(b) Section 3.04(b) of the Company Disclosure Schedule sets forth, as of the date hereof, (i) the name of each Person that is the registered owner of any shares of Company Common Stock and the number of such shares owned by such Person, and (ii) a list of all holders of outstanding Tracking Shares, including the number of Tracking Shares owned by such Person and vesting schedule. Each award of Tracking Shares was granted in compliance with all applicable Laws and all of the terms and conditions of the Tracking Stock Plan pursuant to which it was issued. The Company has heretofore provided or made available to Buyer true and complete copies of the standard form of Grant of Tracking Shares and any grant letter that differs from such standard form.

(c) Except as disclosed on Section 3.04(c) of the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity or tracking securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, Tracking Shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of Company Common Stock or any of the Tracking Shares.

(d) All issued and outstanding shares of Company Common Stock are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company’s Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding shares of the Company’s Common Stock were issued in compliance with applicable Law.

(e) Except pursuant to the terms of the Stockholders’ Agreement, no outstanding Company Common Stock is subject to vesting or forfeiture rights or repurchase by the Company. Except for the Tracking Stock Plan, there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, deferred compensation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

Section 3.05 Subsidiaries. Section 3.05 of the Company Disclosure Schedule contains a complete and accurate list of the name and jurisdiction of organization of each Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Company Subsidiary Securities. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, not subject of any preemptive rights, and free of any Encumbrances. Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 3.06 Financial Statements. Complete copies of the Company’s audited consolidated financial statements consisting of the consolidated balance sheet of the Company as at December 31, 2014 and December 31, 2015 and the related consolidated statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2015 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” The Company maintains a standard system of accounting established and administered in accordance with GAAP.

Section 3.07 Undisclosed Liabilities. There are no Liabilities of the Company or any Company Subsidiary except (a) Liabilities which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date or (b) Liabilities which have been incurred in the ordinary course of business consistent with past practice on or prior to, or since, the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company or any of its Company Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock or Tracking Shares or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or Tracking Shares;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or Tracking Shares or redemption, purchase or acquisition of its capital stock or Tracking Shares;

(f) material change in any method of accounting or accounting practice, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in its management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements, except as contemplated by the Mangrove v7 Software Spin Out Agreement;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person;

(n) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which the Company is a party or by which it is bound;

(o) any material capital expenditures;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $25,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees, except as contemplated by the Mangrove v7 Software Spin Out Agreement;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $100,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for the Mangrove Lease and purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Company Disclosure Schedule lists each of the following Contracts of the Company and any Company Subsidiary (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Company Disclosure Schedule and all Company IP Agreements set forth in Section 3.12(b) of the Company Disclosure Schedule, being “Material Contracts”):

(i) each Contract involving aggregate consideration in excess of $25,000 annually and which, in each case, cannot be cancelled by the Company without penalty or without more than 30 days’ notice;

(ii) all Contracts that require the Company or any Company Subsidiary to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification by the Company or any Company Subsidiary of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii) except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees) of the Company or any Company Subsidiary;

(viii) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix) any Contracts that provide for any joint venture, partnership or similar arrangement; and

(x) all collective bargaining agreements or Contracts with any Union.

(b) Each Material Contract is valid and binding on the Company or Company Subsidiary, as applicable, in accordance with its terms and is in full force and effect. None of the Company or any Company Subsidiary or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To the Company’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) The Company and the Company Subsidiaries have good and valid title to all personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, or a valid leasehold interest therein, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Company Disclosure Schedule;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company; or

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.10(b) of the Company Disclosure Schedule lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company or Company Subsidiary, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Buyer true, complete and correct copies of the Mangrove Lease. Neither the Company nor any Company Subsidiary is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the business of the Company or any Company Subsidiary does not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.  The Mangrove Lease, when entered into by the Company in connection with the Closing hereunder, will be a legal, valid and binding obligation of the lessor thereunder, enforceable against the lessor by the Company in accordance with the Mangrove Lease’s terms.

Section 3.11 Condition And Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company or any Company Subsidiary are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company or any Company Subsidiary, together with all other properties and assets of the Company, are sufficient for the continued conduct of the business of the Company or any Company Subsidiary after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of the Company or any Company Subsidiary as currently conducted.

Section 3.12 Intellectual Property.

(a) Section 3.12(a) of the Company Disclosure Schedule lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise in good standing. The Company has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Company IP Registrations.

(b) Section 3.12(b) of the Company Disclosure Schedule lists all Company IP Agreements. The Company has provided Buyer with true and complete copies of all such Company IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is valid and binding on the Company or any Company Subsidiary, as applicable, in accordance with its terms and is in full force and effect. The Company is not in breach of or default under (or is alleged to be in breach of or default under), nor has the Company provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement.  No other party to any Company IP Agreement is, to the Company’s Knowledge, in breach of or default thereunder (or is alleged to be in breach of or default thereunder).

(c) The Company is the sole and exclusive legal and beneficial, and with respect to the Company IP Registrations, record, owner of all right, title and interest in and to the Company Intellectual Property, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the current business or operations of the Company or any Company Subsidiary, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (ii) acknowledge the Company’s exclusive ownership of all Company Intellectual Property. The Company has provided Buyer with true and complete copies of all such agreements.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the business or operations of the Company or any Company Subsidiary as currently conducted.

(e) The Company’s rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company has taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(f) To the Company’s Knowledge, the conduct of the business of the Company and each Company Subsidiary as currently and formerly conducted, and the products, processes and services of the Company and each Company Subsidiary, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or dilution of any Company Intellectual Property; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any  Company Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h) The Company and the Company Subsidiaries have legally sufficient privacy policies and data security policies, and have been and are in compliance with such policies and, to the Company’s Knowledge, the requirements of any contract or codes of conduct to which the Company or Company Subsidiary is a party, and with all applicable data protection, privacy and other laws governing the collection, storage, transfer (including, without limitation, any transfer across national borders) and/or use of any personally identifiable information or data from any individuals, in all relevant jurisdictions.  Neither the Company nor any Company Subsidiary has suffered, or permitted, any breach of its own, or any client’s, data, whether or not of personally identifiable information.  There has not been any notice to, written complaint against or audit, proceeding or investigation conducted or claim asserted with respect to the Company or any Company subsidiary regarding the collection, storage, transfer and/or use of any personally identifiable information or data, and to the Company’s Knowledge, none is pending or threatened.

(i) The Mangrove Software is free of all malware and other material known to be contaminants, and does not contain any bugs, errors or problems that would substantially disrupt its operations or have a substantial adverse impact on the operation of the Mangrove Software.

(j) None of the Mangrove Software is subject to the GNU General Public License, any “copyleft” license or any other open source or quasi-open source license that requires as a condition of use, modification and/or distribution of code associated with the Mangrove Software that the Mangrove Software (or any portion of it) be (A) disclosed or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) redistributable at no charge;  or (D) licensed under terms approved by the Open Source Initiative or similar organization.  None of the Mangrove Software has been or is required to be disclosed or distributed in source code (except to Buyer) pursuant to any of the licenses to which the Mangrove Software listed on Section 3.12(b) of the Company Disclosure Schedule is subject, and the Company and the Company Subsidiaries are in compliance with such licenses.

For the sake of clarity, the transfer of Company Intellectual Property to PeopleGuru pursuant to the Mangrove v7 Software Spin Out Agreement shall not constitute a breach of the representations in this Section 3.12.

Section 3.13 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company or any of its Company Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Company or any Company Subsidiary not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company, are collectible in full within 90 days after billing. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.14 Customers and Suppliers.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth (i) each customer who has paid aggregate consideration to the Company or any of its Company Subsidiaries for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Neither the company nor any Company Subsidiary has received any notice, or has reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.  There are no Current Clients as of the Effective Date who are using v7 of the Mangrove Software that is the subject of the sale to PeopleGuru pursuant to the Mangrove v7 Software Spin Out Agreement.  The listing of particular clients on Section 6.04(a) of the Company Disclosure Schedule is true and accurate as of the Effective Time.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) each supplier to whom the Company or any of its Company Subsidiaries has paid consideration for goods or services rendered in an amount greater than or equal to $25,000 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Neither the Company or nor any Company Subsidiary has received any notice, or has reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Company Subsidiary or to otherwise terminate or materially reduce its relationship with the Company or any Company Subsidiary.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors, and officers’ liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company and each Company Subsidiary (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been made available to Buyer. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who, to the Company’s Knowledge, are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any Company Subsidiary is in default under, and has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company or any Company Subsidiary is a party or by which it is bound.

Section 3.16 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to the Company’s Knowledge, threatened (a) against or by the Company or any Company Subsidiary affecting any of its properties or assets; or (b) against or by the Company or any Company Subsidiary that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any Company Subsidiary or any properties or assets of Company or any Company Subsidiary. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Governmental Order.

Section 3.17 Compliance With Laws; Permits.

(a) The Company and each Company Subsidiary has complied, and is now complying, with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company and each Company Subsidiary to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.17(b) of the Company Disclosure Schedule lists all current Permits issued to the Company and each Company Subsidiary, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.17(b) of the Company Disclosure Schedule.

Section 3.18 Employee Benefit Matters.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Company Subsidiary or any spouse or dependent of such individual, or under which the Company or any Company Subsidiary has or may have any Liability (as listed on Section 3.18(a) of the Company Disclosure Schedule, each, a “Benefit Plan”). The Company has separately identified in Section 3.18(a) of the Company Disclosure Schedule each Benefit Plan that contains a change in control provision.

(b) With respect to each Benefit Plan, the Company has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the two most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the two most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Each Benefit Plan and any related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) complies with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of Company Subsidiary or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan, (i) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (ii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; and (iii) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. The Company has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in the terms and conditions of employee participation or coverage under (except as already contemplated by), any Benefit Plan that would (solely on account of such amendment, announcement or change) increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable. Neither the Company nor any of its Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company or any Company Subsidiary to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or Company Subsidiary to merge, amend or terminate any Benefit Plan; or (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

Section 3.19 Employment Matters.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Company or any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and each Company Subsidiary for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of the Company or any Company Subsidiary with respect to any compensation, commissions or bonuses.

(b) Neither the Company nor any Company Subsidiary is a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not any Union representing or purporting to represent any employee of the Company or any Company Subsidiary, and, to the Company’s Knowledge, no Union or group of employees is seeking to organize employees for the purpose of collective bargaining.

(c) The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company or any Company Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company or any Company Subsidiary classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company or any Company Subsidiary pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Company or any Company Subsidiary, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 3.20 Taxes. Except as set forth in Section 3.20 of the Disclosure Schedule:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company or any Company Subsidiary have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company and any Company Subsidiary (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company and each Company Subsidiary has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Company Subsidiary.

(e) All deficiencies asserted, or assessments made, against the Company or any Company Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(f) Neither the Company nor any Company Subsidiary is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(g) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary is  a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(i) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any Company Subsidiary.

(j) Neither the Company nor any Company Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(k) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date;

(iii) a prepaid amount received on or before the Closing Date;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or

(v) any election under Section 108(i) of the Code.

(l) Neither the Company nor any Company Subsidiary is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(n) Neither the Company nor any Company Subsidiary is, and has been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 3.21 Books and Records. The minute books and stock record books of the Company and each Company Subsidiary, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Stockholders, the Company’s board of directors (“Company Board”) and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Stockholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.22 Related Party Transactions. Except for the Stockholders’ Agreement and as provided by the Ancillary Documents, no executive officer or director of the Company or any person owning 5% or more of the shares of the Company Common Stock (or any of such person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of its assets, rights or properties or has any interest in any property owned by the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.23 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.24 Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
SEVERAL REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Disclosure Schedule delivered by the Sellers to Buyer concurrently with the execution of this Agreement (the “Seller Disclosure Schedule”) (each section or subsection of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face), each Seller, severally and not jointly, represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Authority; Enforceability. The Seller has the requisite legal capacity, power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms. When each Ancillary Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Seller enforceable against it in accordance with its terms. If the Seller is an individual, the execution and delivery by such Seller of this Agreement and the Ancillary Documents to which it is a party and the consummation by such Seller of the transactions contemplated hereby and thereby do not require the consent from any spouse or any immediate family member of such Seller.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (i) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller; (ii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Seller is a party or by which the Seller is bound or to which any of Seller’s properties and assets are subject; or (iii) result in the creation or imposition of any Encumbrance on Seller’s Shares.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.03 Title to Shares. Seller owns of record and beneficially the Shares set forth opposite such Seller’s name on Exhibit A, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own the Shares, free and clear of all Encumbrances.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to each Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer of this Agreement and any Ancillary Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms. When each Ancillary Document to which Buyer is or will be a party has been duly executed and delivered by it (assuming due execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except for consent of Buyer’s principal secured lender, require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03 Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Buyer.

Section 5.04 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.05 Sufficiency of Funds. Subject to receipt of all requisite consents and loans from Buyer’s principal lender, Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 5.06 Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any of its Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE VI
COVENANTS

Section 6.01 Preservation of Company Business. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current organization, business and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with them. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a) preserve and maintain all of its Permits;

(b) pay its debts, Taxes and other obligations when due;

(c) maintain the properties and assets owned, operated or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(d) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(e) defend and protect its properties and assets from infringement or usurpation;

(f) perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

(g) maintain its books and records in accordance with past practice;

(h) comply in all material respects with all applicable Laws; and

(i) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 6.02 Access to Information.

(a) From the date hereof until the Closing, the Company shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Buyer in its investigation of the Company. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

(b) From and after the execution of this Agreement, each Seller shall (1) hold, and shall use its reasonable best efforts to cause his, her or its Affiliates and Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or its Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or its Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation and (2) until public disclosure of this Agreement by the Buyer, not purchase or sell, or advise or permit his, her or its Affiliates, Representatives or other parties with knowledge of the existence of this Agreement or the transactions contemplated hereby to purchase or sell, any equity securities of Buyer or any interest therein. If a Seller or any of his, her or its Affiliates or its Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by his, her or its counsel in writing is legally required to be disclosed; provided that such Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.03 No Solicitation of Other Bids.

(a) Each Seller and the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller and the Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or COBRASource; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company or COBRASource; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s or COBRASource’s properties or assets.

(b) In addition to the other obligations under this Section 6.03, each Seller and the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller, the Company or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) The Company agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Restrictive Covenants.  In consideration of the benefits, economic or otherwise, that each Seller will derive as a result of this Agreement and in order to promote and protect the legitimate business interests of Buyer and its Affiliates which each Seller hereby acknowledges and agrees includes the Company and each Company Subsidiary, each Principal Shareholder hereby agrees to the following restrictive covenants to induce Buyer to enter into this Agreement which such covenants are a material inducement and integral to Buyer entering into this Agreement and upon which Buyer and its Affiliates are relying upon.

(a) Section 6.04(a) of the Company Disclosure Schedule contains a true and correct list, as of the Effective Time, of the Current Clients, the Current Service Bureau Clients, the Potential Clients, the Potential Service Bureau Clients and the Heartland Referral Potential Clients.

(b) For a period of five (5) years commencing on the Closing Date (the (“Restricted Period”), each Principal Shareholder shall not, and shall not permit any of his, her or its Affiliates, expressly including PeopleGuru and COBRASource, and any employees or independent contractors of each such Principal Shareholder and any of his, her or its Affiliates including PeopleGuru and COBRASource to, directly or indirectly:

(i) except as expressly provided by subsections (b)(ii) and (iii) below, hire or solicit away from the Company any of the Company’s employees or contractors;

(ii) encourage any of the Company’s employees or contractors to leave their employment or terminate their contractor relationship with the Company;  provided, that beginning two years after the Closing Date, this restriction will not prohibit the Principal Shareholders or their Affiliates from hiring any Company employee or contractor (other than those employed by or contracted with the Company immediately prior to the Closing) responding to an advertisement run more than two years after the Closing Date that is not specifically directed at such employees or contractors or

(iii) hire or engage any employee or contractor who, voluntarily or involuntarily, has (i) left the Company’s employ or (ii) terminated his, her or its contractor relationship with the Company, unless in either case more than 12 months have passed from the date of termination of such Person’s employment or contract with the Company, except with Buyer’s consent.

(c) During the Restricted Period, each Principal Shareholder shall not, and shall not permit any of his, her or its Affiliates expressly including PeopleGuru and COBRASource, and any employees or independent contractors of each such Principal Shareholder and any of his, her or its Affiliates including PeopleGuru and COBRASource to, directly or indirectly:

(i)           solicit or entice, or attempt to solicit or entice, any Current Clients, Current Service Bureau Clients or Potential Clients for purposes of acquiring or diverting their business or services from the Company or Buyer or

(ii)           contract with any Current Clients, Current Service Bureau Clients or Potential Clients to provide products or services that compete, in whole or in part, with any Mangrove Software; or

(iii)           hold themselves out, or market themselves, as a successor to the Company or COBRASource except to the extent that such information is in the public domain as a result of disclosure by or through the Company or Buyer, or such information is represented as a material aspect of a resume, biographical information, or a public experience profile.

(iv)           Despite the foregoing, the restrictions in subsection (c)(i) and (ii) shall not apply to PeopleGuru:

(A)           with respect to any Former Clients, any Former Service Bureau Clients, any Former Potential Clients or any of the Heartland Referral Potential Clients; or

(B)           with respect to a Current Service Bureau Client (other than one listed on Schedule 6.04(a), for which this exception does not apply) if PeopleGuru gives written notice to Buyer of the entry into an agreement with such a Client within 10 days thereafter and agree in writing to remit to Buyer (and so timely remit), on a monthly basis by the 15th of each month during the term of any agreement with such Client (during the Restricted Period), 20% of all revenue received during the prior month from such Client.

For sake of clarity, the provision of products or services by or through PeopleGuru utilizing v7 of the Mangrove Software, in whole or in part, is deemed to compete with the Mangrove Software.

(d) For a period of one (1) year commencing on the Closing Date, the Buyer shall not, and shall not permit any of its Affiliates (including the Company) to, directly or indirectly:

(i) hire or solicit away from PeopleGuru any of PeopleGuru’s employees or contractors; or

(ii) encourage any of PeopleGuru’s employees or contractors to leave their employment or terminate their contractor relationship with PeopleGuru;  provided, that this restriction will not prohibit the Buyer or its Affiliates (including the Company) from hiring any PeopleGuru employee or contractor responding to an advertisement not specifically directed at such employees or contractors.

(e) Notwithstanding the above, if an Event of Default by Buyer pursuant to Section 6(a) under the Promissory Note occurs, then during the pendency of such Event of Default, the obligations under subsections (b) and (c) above shall be suspended.  If Buyer cures such Event of Default, such obligations shall again become binding for the balance of the Restricted Period;  provided, however, that any activity engaged in by a Principal Shareholder or its Affiliates during the suspension period shall not be considered a breach of the provisions hereof.

(f) In addition, if any Principal Shareholder or an Affiliate thereof (including PeopleGuru) breaches a covenant in subsections (b) or (c) above, then during the pendency of such breach, the obligations under subsection (d) shall be suspended.  If such breach is cured, the obligations of subsection (d) shall again become binding for the balance of the one (1) year thereof;  provided, however, that any activity engaged in by Buyer or its Affiliates during the suspension period shall not be considered a breach of the provisions hereof.

Section 6.05 Notice of Certain Events.  From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of:

(a) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

(b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(d) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the transactions contemplated by this Agreement.

Section 6.06 Resignations. The Company shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company and each Company Subsidiary.

Section 6.07 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties as reasonably requested by Buyer.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company and Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 6.08 Directors’ and Officers’ Indemnification.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date an officer or director of the Company (each a “D&O Indemnified Party”) as provided in the Company Charter Documents, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 6.08 of the Company Disclosure Schedule, shall survive the Closing Date and shall remain in full force and effect in accordance with their terms., and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.  Despite the foregoing, Buyer shall have no responsibility for indemnification, advancement of expenses or exculpation of any Seller or his, her or its Affiliates or Representatives in connection with the pre-Closing business practices of COBRASource or with respect to any pre-Closing data breach, if any.

(b) The obligations of Buyer and the Company under this Section 6.08 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 6.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.08 applies shall be third-party beneficiaries of this Section 6.08, each of whom may enforce the provisions of this Section 6.08).

(c) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.08 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.09 Public Announcements. Unless otherwise required by applicable Law or stock exchange or trading market requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.10 Further Assurances. Following the Closing, each of the parties hereto, and shall cause their respective Affiliates to, execute and deliver, such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 6.11 Assumption of Automobile Leases and Related Expenses.  Beginning as of July 31, 2016, the Principal Shareholders, jointly, shall assume and indemnify and hold the Company harmless from all lease payments on and other Liabilities (including insurance and taxes) related to the use of the vehicles identified on Section 6.11 of the Company Disclosure Schedules.

ARTICLE VII
TAX MATTERS

Section 7.01 Tax Covenants.

(a) Without the prior written consent of Buyer, prior to the Closing, the Company, its Representatives and Sellers shall not make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction out of the ordinary course of business that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period. The Company agrees that Buyer is to have no liability for any Tax resulting from any action of the Company, any of its Representatives or Sellers. The Principal Shareholders shall jointly indemnify and hold harmless Buyer against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by the Stockholders when due. Stockholder Representative shall timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 7.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date neither the Company nor any of its Representatives shall have any further rights or liabilities thereunder.

Section 7.03 Tax Indemnification. The Principal Shareholders shall jointly indemnify the Company, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of the Company or relating to the business of the Company for all Pre-Closing Tax Periods; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, the Principal Shareholders shall jointly reimburse Buyer for any Taxes of the Company that are the responsibility of the Stockholders pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 7.04 Tax Returns.

(a) The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Stockholder Representative (together with schedules, statements and, to the extent requested by Stockholder Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Stockholder Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Stockholder Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Stockholder Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Stockholder Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

Section 7.05 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.06 Contests. Buyer agrees to give written notice to Stockholder Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VII (a “Tax Claim”). Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Stockholder Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Stockholder Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Stockholder Representative.

Section 7.07 Cooperation and Exchange of Information. The Stockholder Representative, the Company and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Stockholder Representative, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Stockholder Representative, the Company or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 7.08 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VII shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 7.09 Payments. Notwithstanding any other provision of this Agreement, any amounts payable to Buyer pursuant to this Article VII shall be satisfied from the Stockholders by reduction of the Second Installment payable under the Promissory Note.  For the sake of clarity, such reduction is not subject to the Basket or Cap.

Section 7.10 FIRPTA Statement. On the Closing Date, the Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a U.S. real property interest (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

Section 7.11 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.20 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.12 Overlap. To the extent that any obligation or responsibility pursuant to Article IX may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 8.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06, Section 3.23, Section 4.01 and Section 4.04, the representations and warranties of the Company and each Seller contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Company Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Company Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date as of the Effective Time with the same effect as though made at and as of such date and time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Sellers contained in Section 3.01, Section 3.02, Section 3.04, Section 3.06, Section 3.23, Section 4.01 and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date as of the Effective Time with the same effect as though made at and as of such date and time (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company and each Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by the Company or such Seller prior to or on the Closing Date.

(c) No Action shall have been commenced against Buyer or the Company, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers as reasonably required by Buyer or Buyer’s principal lender shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect.

(f) The Company and Sellers shall have delivered each of the closing deliverables set forth in Section 2.03(a).

Section 8.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Stockholder Representative, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01 and Section 5.03, the representations and warranties of Buyer contained in this Agreement, the Ancillary Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Buyer Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Buyer Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01 and Section 5.03 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers of the Buyer’s principal secured lender shall have been received, and executed counterparts thereof shall have been delivered to the Company at or prior to the Closing.

(e) Buyer shall have delivered each of the closing deliverables set forth in Section 2.03(b).

ARTICLE IX
INDEMNIFICATION

Section 9.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than the representations or warranties contained in Section 3.20 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is one (1) year from the Closing Date; provided, that the representations and warranties in (a) Section 3.01, Section 3.02, Section 3.04, Section 3.12(h), Section 3.23, Section 4.01, Section 4.03, Section 4.04, Section 5.01 and Section 5.03 shall survive indefinitely and (b) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 9.02 Indemnification By the Principal Shareholders. Subject to the other terms and conditions of this Article IX, the Principal Shareholders, jointly, shall indemnify and defend the Buyer and its Affiliates (including the Company after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of any of the Sellers contained in Articles III or IV of this Agreement, of COBRASource in the Asset Purchase Agreement or of any of the Sellers or PeopleGuru in any Ancillary Document or in any certificate or instrument delivered by or on behalf of the Company or any of the Sellers pursuant to this Agreement (other than the representations or warranties contained in Section 3.20 which are subject to Article VII), of COBRASource pursuant to the Asset Purchase Agreement or of any of the Sellers or PeopleGuru in any Ancillary Document, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date as of the Effective Time (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company, prior to or at Closing, or any of the Sellers, prior to, at or after the Closing, pursuant to Article VI this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII), by COBRASource pursuant to the Asset Purchase Agreement or by any of the Sellers or PeopleGuru pursuant to any Ancillary Document; or

(c) any liability or expense with respect to the Heartland Referral Agreement, which is being assigned to PeopleGuru pursuant to the Mangrove v7 Software Spin Out Agreement.

Section 9.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V of this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to Article VI of this Agreement (other than Article VII, it being understood that the sole remedy for any such breach thereof shall be pursuant to Article VII).

Section 9.04 Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a) the Principal Shareholders shall not be jointly liable to the Buyer Indemnitees for indemnification under Section 9.02(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.02(a) exceeds $100,000.00 (the “Basket”), in which event the Principal Shareholders shall jointly be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which the Principal Shareholders shall be liable pursuant to Section 9.02(a) shall not exceed $1,000,000.00 (the “Cap”).

(b) Buyer shall not be liable to the Stockholder Indemnitees for indemnification under Section 9.03(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a) shall not exceed the Cap.

(c) Notwithstanding the foregoing, the limitations set forth in Section 9.04(a) and Section 9.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.04, Section 3.23, Section 4.01, Section 4.03, Section 4.04, Section 5.01 and Section 5.03.

(d) For purposes of this Article IX, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Company Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 9.05 Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”. For purposes of this Article IX, (i) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Stockholder Representative, and (ii) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Stockholder Representative. Any payment received by Stockholder Representative as the Indemnified Party shall be distributed to the Principal Shareholders in accordance with this Agreement.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Stockholder Representative and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to respond or consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnifying Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by a party (still referred to herein as an “Indemnified Party”) on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.06 Payments.

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 3%. Such interest shall be calculated daily on the basis of a 365/366 day year and the actual number of days elapsed, without compounding. Any Losses payable to a Buyer Indemnitee pursuant to Article IX shall first be satisfied from the Principal Shareholders, jointly, by offset of the Loss amount (up to the Cap, if applicable) from the Second Installment otherwise due under the Promissory Note, but only if the Basket amount (to the extent applicable) has been exceeded.

(b) Notwithstanding the above, in the event that Buyer in good faith determines that, after having given PeopleGuru one or more Deliverable Deficiency Notices at least 60 days prior to January 1, 2017, PeopleGuru has not completed by January 1, 2017 to Buyer’s reasonable satisfaction all deliverables as required under the Statements of Work pursuant to the Software Development Agreement, then the face amount of the Promissory Note shall be reduced as follows by reduction of the amount of the First Installment thereof:

(i) by $200,000 if any one or more of such deliverables is not so timely completed;

(ii) by $50,000 if the deliverable relating to the Affordable Care Act modules is not so timely completed;

(iii) by $125,000 if the deliverable relating to the version 5 Mangrove Software user interface is not so timely completed;  and

(iv) by $125,000 if the deliverable relating to integration of Buyer’s AsureForce software with the version 5 Mangrove Software is not so timely completed.

In the event that Buyer uses a deliverable in a production manner (i.e., for any reason other than development, evaluation or acceptance testing), then that individual deliverable will be considered accepted notwithstanding the lack of any formal, written acceptance of such deliverable by Buyer.  Reduction of the Promissory Note upon PeopleGuru’s failure to timely complete one or more deliverables above does not bar Buyer from seeking specific performance of the Statements of Work pursuant to the Software Development Agreement.  Further, satisfying a deliverable requirement after January 1, 2017 will not affect reduction of the Promissory Note pursuant to this Section.  In jointly working to develop the deliverables and resolving issues arising under a Deliverable Deficiency Notice, the Buyer and the Principal Shareholders (by causing PeopleGuru to so act) agree to work in accordance with the Deliverable Work Standard.  Buyer shall not be entitled to issue a Deliverable Deficiency Notice if it has not fully complied with its obligations under the Deliverable Work Standard.  Buyer agrees not to unreasonably withhold acceptance of a deliverable as required under the Statements of Work pursuant to the Software Development Agreement.

(c) Further notwithstanding the above, if a Buyer Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 9.02 in respect of Losses and such claim has not been finally resolved or agreed to on or before any required payment date of the Second Installment under the Promissory Note, the failure of Buyer to make the required Second Installment on the Promissory Note in full when due will not constitute an event of default under the Promissory Note;  provided that Buyer tenders the balance due under the Promissory Note less any amount claimed in good faith for the indemnification.

Section 9.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.08 Exclusive Remedies. Subject to Section 11.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article IX. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII and this Article IX. Nothing in this Section 9.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X
TERMINATION

Section 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Stockholder Representative and Buyer;

(b) by Buyer by written notice to the Stockholder Representative if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or any Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by the Company or the Seller within thirty (30) days of the Stockholder Representative’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Stockholder Representative by written notice to Buyer if:

(i) neither the Company nor any Seller is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from the Stockholder Representative; or

(ii) any of the conditions set forth in Section 8.01 or Section 8.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by April 30, 2016, unless such failure shall be due to the failure of the Company or any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it or such Seller prior to the Closing; or

(d) by Buyer or the Stockholder Representative if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 10.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article X, Section 6.02(b) and Article XI hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Stockholder Representative.

(a) Each Seller hereby irrevocably appoints Stockholder Representative as such Seller’s representative and attorney-in-fact to act on behalf of such Seller with respect to this Agreement and to take any and all actions and make any decisions required or permitted to be taken by Stockholder Representative pursuant to this Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.04;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article VII and Article IX;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VII and Article IX;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any Ancillary Document;

(vi) make all elections or decisions contemplated by this Agreement and any Ancillary Document;

(vii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Stockholder Representative in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Stockholder Representative for the accomplishment of the foregoing.

Buyer shall be entitled to deal exclusively with Stockholder Representative on all matters relating to this Agreement (including Articles VII and IX) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Seller by Stockholder Representative, as being fully binding upon such Seller. Notices or communications to or from Stockholder Representative shall constitute notice to or from each of the Sellers. Any decision or action by Stockholder Representative hereunder, including any agreement between Stockholder Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Sellers and shall be final, binding and conclusive upon each such Seller. No Seller shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one Seller, or by operation of Law, whether by death or other event.

(b) The Stockholder Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of both Principal Shareholders; provided, however, in no event shall Stockholder Representative resign or be removed without the Principal Shareholders having first appointed a new Stockholder Representative who shall assume such duties immediately upon the resignation or removal of Stockholder Representative. In the event of the death, incapacity, resignation or removal of Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Principal Shareholders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of the prior Stockholder Representative as described in Section 11.01(a) above.

(c) The Stockholder Representative shall not be liable to the Sellers for actions taken pursuant to this Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Stockholder Representative shall be conclusive evidence of good faith). The Principal Shareholders shall jointly indemnify and hold harmless Stockholder Representative from and against, compensate him, her or it for, reimburse him, her or it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with his, her or its activities as Stockholder Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of the Stockholder Representative, the Stockholder Representative shall reimburse the Principal Shareholders the amount of such indemnified Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Representative Losses shall be satisfied from the Principal Shareholders jointly.

Section 11.02 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.03):

If to the Company prior to Closing:	Mangrove Employer Services, Inc. 1501 South Church Avenue Tampa, Florida 33629 Attention: Richard S. Cangemi, CEO Facsimile: (813) 387-3150 E-mail: richard.cangemi@emangrove.com

with a copy to:	Haas & Castillo, P.A. 19321-C U.S. Highway 19, Suite 401 Clearwater, Florida 33764 Attention: Lee L. Haas Facsimile: (727) 535-1855 E-mail: lee@haas-castillo.com

If to Buyer:	Asure Software, Inc. 110 Wild Basin Road, Suite 100 Austin, Texas 78746 Attention: Brad Wolfe, CFO Facsimile: (512) 437-2718 E-mail: BWolfe@asuresoftware.com

with a copy to:	Messerli & Kramer P.A. 100 South Fifth Street, Suite 1400 Minneapolis, Minnesota 55402 Attention: Jeffrey C. Robbins, Esq. Facsimile: (612) 672-3777 Email: jrobbins@messerlikramer.com

If to Stockholder Representative:	1501 South Church Avenue Tampa, Florida 33629 Facsimile: (813) 387-3150 E-mail: richard.cangemi@peopleguru.com
with a copy to:	Haas & Castillo, P.A. 19321-C U.S. Highway 19, Suite 401 Clearwater, Florida 33764 Attention: Lee L. Haas Facsimile: (727) 535-1855 E-mail: lee@haas-castillo.com

Section 11.04 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 11.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 11.07 Entire Agreement. This Agreement and the Ancillary Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Ancillary Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 11.09 No Third-Party Beneficiaries. Except as provided in Section 6.08, Section 7.03. and Article IX, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by or on behalf of each of the parties hereto. Any failure of Buyer, on the one hand, or the Sellers, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Stockholder Representative on behalf of the Sellers (with respect to any failure by Buyer) or by Buyer (with respect to any failure by the Company or any Seller), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 11.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE STATE OR FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF FLORIDA, COUNTY OF HILLSBOROUGH, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11(c).

Section 11.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 11.14 Representation Conflict Waiver.  The Buyer, the Minority Shareholders and the Company acknowledge that Haas represented only the Principal Shareholders and not the Company or the Minority Shareholders for purposes of this transaction and that any advice given to or communication with the Principal Shareholders by Haas is not and shall not be subject to any joint privilege and the privilege is and shall be owned solely by the Principal Shareholders. The Buyer, the Minority Shareholders and the Company agree that, notwithstanding any current or prior representation of the Company by Haas, Haas shall be allowed to represent the Principal Shareholders in any existing or future matters or disputes adverse to the Buyer, the Minority Shareholders or the Company relating to this Agreement or the transactions contemplated hereby. The Buyer, the Minority Shareholders and the Company hereby waive any conflicts that may arise in connection with such representation. The Buyer, the Minority Shareholders and the Company agree that Haas may represent the Principal Shareholders in such a matter or dispute, before or after Closing, even though the interests of the Principal Shareholders may be directly adverse to the Buyer, the Minority Shareholders or the Company, and even though Haas may be currently representing the Company, or may have previously represented the Company in a matter substantially related to such matter or dispute. The Buyer, the Minority Shareholders and the Company also consent to Haas's representation of the Principal Shareholders in any post-Closing matter or dispute in which the interests of the Buyer, the Minority Shareholders and/or the Company, on the one hand, and Principal Shareholders, on the other hand, are adverse, whether or not such matter or dispute is substantially related to one in which Haas may have previously advised the Company. The Buyer, the Minority Shareholders and the Company hereby acknowledge that each of them have discussed with their own counsel and with Haas and obtained adequate information concerning the relevant implications, advantages, and risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement. This Section is for the benefit of the Principal Shareholders and Haas, and such Persons are intended third-party beneficiaries of this Section. This Section shall be irrevocable, and no term of this Section may be amended, waived or modified, without the prior written consent of the Principal Shareholders and Haas.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASURE SOFTWARE, INC.

By  /s/ Patrick Goepel
       Patrick Goepel, President and CEO

MANGROVE EMPLOYER SERVICES, INC.

By /s/ Richard S. Cangemi
       Richard S. Cangemi, President and CEO

/s/ Richard S. Cangemi
Richard S. Cangemi

/s/ Paul D. Zugay
Paul D. Zugay

H.R.T.S. INVESTMENTS, LLC

By   /s/ Steven M. Janecko
Steven M. Janecko
Its   Manager

CANOPY HR SOLUTIONS, LLC

By   /s/ Robert Allison
Robert Allison
Its   Managing Member

RICHARD S. CANGEMI, solely in his capacity as Stockholder Representative

 /s/ Richard S. Cangemi